Exhibit 99.1

Meta Financial Group, Inc.® Announces Leadership Transition

Brad Hanson to Retire as President and CEO to Pursue Entrepreneurial and Philanthropic Endeavors

Brett Pharr to Become CEO of Meta Financial Group, CEO of MetaBank, N.A., and Join the Boards of Directors

Anthony Sharett to Become President of Meta Financial Group and MetaBank, N.A.

SIOUX FALLS, S.D., September 7, 2021 -- Meta Financial Group, Inc.® (Nasdaq: CASH) (the “Company”) today announced that Brad Hanson, President and CEO of the Company and Co-President and CEO of the Company’s wholly-owned subsidiary MetaBank, N.A.® (“MetaBank” together with the Company,” Meta”), has informed the Company’s Board of Directors of his intention to focus on entrepreneurial and philanthropic endeavors and retire from Meta.

The Board of Directors has appointed Brett Pharr, currently Co-President and Chief Operating Officer of MetaBank, as incoming CEO of the Company and of MetaBank, N.A. He will also be appointed as a member of the Boards of Directors of the Company and MetaBank. Anthony Sharett, currently EVP and Chief Legal & Compliance Officer, Corporate Secretary of the Company and MetaBank, will step into the role of President of the Company and MetaBank.

To help ensure a smooth transition, Mr. Hanson will continue in his current position through September 30, 2021, when his retirement will become effective, and he will remain on the Company’s Board until the next annual stockholders’ meeting, expected to take place in February 2022. He also will serve as a Strategic Advisor to Meta and the Boards on industry and partner relations until the end of 2022.

“On behalf of Meta’s Boards of Directors, customers, employees and shareholders, we thank Brad for his contributions over nearly twenty years, which helped to build Meta’s leadership position in the financial services and payments industries, and for his commitment to our mission of financial inclusion for all®,” said Douglas J. Hajek, Chairman of Meta’s Boards of Directors.

Mr. Hanson joined the Company in 2004 to found Meta Payment Systems and served as President of that business until 2013, when he was named President of Meta Financial Group and MetaBank. He was appointed Chief Executive Officer in October 2018. Upon retirement, Mr. Hanson will, among other things, work on a forthcoming initiative, in which Meta will be a partner through its venture capital arm, to provide more efficient cross-border remittance between the United States and Mexico for underbanked customers.

“Meta has a deep bench of experienced and highly-qualified senior-level executives, and we are pleased to appoint Brett to the role of CEO and to our Boards,” Mr. Hajek added. “We are highly confident in the company’s prospects, and in Brett’s solid grasp of our unique business model and ability to continue to execute our strategy for creating value for all stakeholders, as we profitably expand our businesses and execute our ESG and DEI initiatives. Our confidence is further demonstrated by the share repurchase program we announced today.”

Mr. Pharr was appointed Co-President and Chief Operating Officer of MetaBank in June 2020 and, prior to that, served as the EVP, Group Head of Governance, Risk, and Compliance for the Company and Meta. A trusted and collaborative leader, Mr. Pharr brings over 35 years of experience in large, complex financial institutions to the CEO role, having held roles of increasing responsibility at Bank of America and Citizens Bank. He has led Commercial, Consumer and M&A operations is also a recognized specialist in optimized risk management and regulatory compliance frameworks.

“It is an honor to be appointed to lead Meta’s growth at this significant time in our development,” said Mr. Pharr. “Meta serves as the backbone for financial technology companies and others offering innovative financial services, while supporting established partners with their programs. Our pipeline has never been stronger, and I look forward to working with our nearly 1,200 employees to continue our growth trajectory.”

Mr. Sharett was appointed Chief Legal & Compliance Officer, Corporate Secretary in June 2020 and, prior to that, served as General Counsel of Meta. Mr. Sharett brings both business leadership as well as risk and compliance expertise to the President role. Before joining the Company, he held legal and business unit leadership positions at Nationwide Mutual Insurance Company. Previously, he was a partner at BakerHostetler where he was the national co-leader of the firm’s Financial Services Practice Group.

“Meta was founded in 1954 on the philosophy that it must ‘take care of the people,’ and I look forward to working with our talented leadership team and employees to continue fulfilling that premise and our mission of financial inclusion for all®,” Mr. Sharett said.

Mr. Hanson added: “I am proud of the Meta team, our commitment to our customers and the role we have played in advancing “Banking as a Service.” It has been a privilege to serve as Meta’s CEO, and I know Meta’s commitment to financial empowerment will continue under Brett and Anthony’s leadership.”

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events, including those relating to the anticipated transition of the CEO and President roles and the expectation that Mr. Hanson will work with Meta’s venture capital arm on a forthcoming initiative. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would,” “annualized” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements as a result of various risks, uncertainties and other factors. For a discussion of some of the risks and important factors that could affect our future results and financial condition, see our U.S. Securities and Exchange Commission filings, including, but not limited to, our Annual Report on Form 10-K for the fiscal year ended September 30, 2020. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances or future events, or for any other reason.

About Meta Financial Group, Inc.®

Meta Financial Group, Inc.® (“Meta”) (Nasdaq: CASH) is a South Dakota-based financial holding company. At Meta, our mission is financial inclusion for all®. Through our subsidiary, MetaBank®, N.A., we strive to remove barriers to financial access and promote economic mobility by working with third parties to provide responsible, secure, high quality financial products that contribute to the social and economic benefit of communities at the core of the real economy. Meta works to increase financial availability, choice, and opportunity for all. Additional information can be found by visiting www.metafinancialgroup.com.

Investor Relations Contact

Brittany Kelley Elsasser

605-362-2423

bkelley@metabank.com

Media Relations Contact

mediarelations@metabank.com